Exhibit 21.1

Phaos Technology Holdings (Cayman) Limited

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Phaos Technology Pte. Ltd	Singapore	February 22, 2017	100%
Phaos Technology Holdings (BVI) Limited.	British Virgin Islands	March 7, 2024	100%